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                       CCC INFORMATION SERVICES GROUP INC.
                           WORLD TRADE CENTER CHICAGO
                              444 MERCHANDISE MART
                             CHICAGO, ILLINOIS 60654

                                February 23, 2001

TO: Capricorn Investors III, L.P. ("Capricorn")
    30 East Elm Street
    Greenwich, Connecticut 06830

Gentlemen:

     Reference is made to the Securities Purchase Agreement, of even date herewith (the "Purchase Agreement"), by and among CCC Information Services Group Inc. (the "Company"), CCC Capital Trust (the "Trust") and Capricorn and the Transaction Documents (as defined in the Purchase Agreement), relating to the sale by (i) the Trust to Capricorn of 15,000 Trust Preferred Securities of the Trust (liquidation amount of $1,000 per trust preferred security), representing undivided beneficial interests in the assets of the Trust (the "Trust Preferred Securities"), (ii) the Company to Capricorn of 100 shares of Series F Preferred Stock of the Company (the "Series F Preferred Stock") and (iii) the Company to Capricorn of warrants (the "Warrants," and together with the Series F Preferred Stock and the Trust Preferred Securities, the "Securities") to purchase 1,200,000 shares of the Company's common stock, par value $0.10 per share (the "Common Stock"). In consideration of, and as a condition precedent to, Capricorn's consummation of the transactions contemplated by the Purchase Agreement, including the purchase of the Securities, the Company and Capricorn hereby agree as follows:

     1. The parties hereto agree that the Company shall have the right to sell to Capital Z Financial Services Fund II, L.P. ("Capital Z") and any other additional investors ("Additional Investors") (i) up to an additional $50,000,000 principal amount of trust preferred securities to be issued pursuant to a new trust, and (ii) additional warrants to purchase up to 4,000,000 shares of Common Stock. In the event that the Company determines to sell Securities to other Additional Investors, Capricorn will be entitled, for 15 days from receipt of written notice of such determination, to designate one or more of its limited partners as such an Additional Investor before the Company will be entitled to designate another person as an Additional Investor (it being acknowledged and agreed, that Capricorn's limited partners may, in their sole discretion, elect to purchase up to all of the Securities allocated by the Company for such Additional Investors). Any Additional Investors (other than limited partners and general partners of Capricorn and other than Capital Z) must be reasonably acceptable to Capricorn and the Board of Directors of the Company. Capricorn shall be entitled to the benefit of any terms and conditions, including, without limitation, economic terms, contained in the definitive documentation of a transaction consummated with any of Capital Z or the Additional Investors with respect to the Securities on or before November 23, 2001, that are more favorable to Capricorn, and the Company agrees to enter into an amendment to the Purchase Agreement or the other Transaction Documents, as appropriate, in form and substance mutually acceptable to the parties, in order to incorporate such improved terms and conditions; PROVIDED, HOWEVER, that such


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modification to the terms and conditions of the transactions contemplated by the
Purchase Agreement shall not apply to such terms and conditions that are relative to the size of the investment of Capital Z and/or the Additional Investors (e.g. number of board members, number of demand or other registrations, etc.).

     2. In the event that the Company does not, by November 23, 2001, either (i) consummate the Surf transaction or (ii) consummate the sale of at least an additional $50,000,000 of securities similar to those described in paragraph 1 above or such other alternative financing in an amount and with terms and conditions that are approved by the Board of Directors of the Company, the Company shall, if so requested by Capricorn, use its best efforts to obtain alternative financing in an amount and with terms and conditions that are approved by the Board of Directors of the Company. In such event, Capricorn and its affiliates shall have the option to participate in such alternative financing on a pro-rata basis relative to the stockholdings of the Company's stockholders who decide to participate in such alternative financing. In addition, Capricorn and its affiliates will be entitled to exchange their Securities (valued at liquidation value plus accrued but unpaid dividends), in lieu of cash, for the purchase of any equity or equity equivalent securities that may be issued in any such alternative financing.

     3. The parties hereto understand and agree that nothing in this letter agreement shall affect or negate the obligations of the Board of Directors of the Company to act, and the Company's obligations hereunder are subject to the determination by the Board of Directors that any action taken by the Company would be, (i) in the best interests of the Company's stockholders, (ii) pursuant to its fiduciary duties or (iii) in accordance with applicable law, including, but not limited to, the provisions of the General Corporation Law of the State of Delaware.

     4. This letter agreement shall be effective, as against any party, after execution and delivery of a counterpart signature hereof by such party and concurrently with the effectiveness of the Purchase Agreement in respect of such party.

     5. This letter agreement shall not be assignable by the Company or Capricorn (other than to a successor-in-interest of such party) without the prior written consent of the other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other that the parties hereto and their permitted successors and assigns. No terms of this letter agreement may be amended or waived except by an instrument in writing signed by the party against whom such amendment or waiver is sought to be enforced. This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

                                     Very truly yours,

                                     CCC INFORMATION SERVICES GROUP INC.


                                     By: /s/ Reid E. Simpson
                                          Name: Reid E. Simpson
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

Accepted and agreed:

CAPRICORN INVESTORS III, L.P.

By:  CAPRICORN HOLDINGS III, LLC,
     its General Partner

By: /s/ Herbert S. Winokur, Jr.
Name: Herbert S. Winokur, Jr.
Title: Manager